EXHIBIT 10.59

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of the 20th day of May, 2005 by and between DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation (the “Corporation”), and MARYANN N. KELLER, who currently is serving as a director of the Corporation (the “Indemnitee”).

RECITALS:

A.   The Indemnitee is currently serving in the capacity as a director of the Corporation;

B.   The Corporation wishes the Indemnitee to continue to serve in such capacity and the Indemnitee is willing, under certain circumstances, to continue in such capacity;

C.   Certain interpretations of the law and public policy have created uncertainty about activities of corporate directors and officers and the risk of significant personal liability to the Indemnitee;

D.   Damages sought and sometimes paid in many claims made against corporate directors and officers and the expenses required to defend such claims, whether or not the allegations are meritorious, do not bear a reasonable, logical relationship to the amount of compensation received by and may be beyond the financial resources of the Indemnitee;

E.   In addition to the indemnification to which the Indemnitee is entitled to under Delaware General Corporation Law and the Certificate of Incorporation of the Corporation, the Corporation furnishes, at its expense, directors’ and officers’ liability insurance protecting the Indemnitee for certain liabilities which might arise in connection with the Indemnitee’s service, but this insurance contains many restrictions and limitations;

F.   The Indemnitee has indicated that the Indemnitee does not regard the indemnification available under Delaware General Corporation Law, the Certificate of Incorporation of the Corporation, and the Corporation’s directors’ and officers’ liability insurance to be adequate protection against the risks associated with the Indemnitee’s service to or at the request of the Corporation;

G.   The Indemnitee and the Corporation have concluded that the exposure to risk of personal liability and payment of damages out of the Indemnitee’s personal assets may result in overly conservative direction and supervision of the Corporation’s affairs, which is detrimental to the best interests of the Corporation and its shareholders; and

H.   The Corporation has concluded that additional protection is appropriate and necessary for the Indemnitee.

NOW, THEREFORE, in consideration of the Indemnitee’s continued and future service to the Corporation, the parties agree as follows:

1.   Indemnification. The Corporation agrees to indemnify the Indemnitee to the fullest extent permitted by the Delaware General Corporation Law, as it exists now and as it may be amended in the future, to provide additional indemnification for the Indemnitee.

2.   Additional Indemnification and Payment of Expenses. Without limiting the indemnification provided in Section 1 and subject to the limitations, terms and conditions of this Agreement including, but not limited to, the limitations in Section 9, the Corporation agrees to:

(a)  indemnify the Indemnitee against all judgments for both compensatory and punitive damages, fines, penalties and settlements incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, any action by or in the right of the Corporation), to which the Indemnitee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Indemnitee is, was or at any time becomes a director, officer, employee, agent, representative or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or with respect to any employee benefit plan (or its participants or beneficiaries) of the Corporation or any such other enterprise, and

(b)  pay all costs, charges and other expenses, including, but not limited to, attorneys’ fees, costs of appearance, attachment and similar bonds (the “Expenses”) incurred in connection with the investigation and defense of any action, suit or proceeding described in Section 2(a).

3.   Maintenance of Directors’ and Officers’ Liability Insurance. The Corporation currently maintains directors’ and officers’ liability insurance (the “D&O Insurance”).

(a)  So long as the Indemnitee shall continue to serve in the capacity described above and thereafter so long as the Indemnitee shall be subject to any possible action, suit or proceeding by reason of the fact that the Indemnitee served in said capacity, the Corporation shall maintain in effect for the benefit of the Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance providing, in all respects, coverage and amounts at least comparable to that provided pursuant to the D&O Insurance.

(b)  Notwithstanding Section 3(a), the Corporation shall not be required to maintain directors’ and officers’ liability insurance in effect if such insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors of the Corporation as it may exist from time to time, either (i) the premium cost for such insurance is substantially disproportionate to the amount of insurance, or (ii) the coverage is so limited by exclusions that there is insufficient benefit provided by such insurance.

(c)  If the Corporation, acting under Section 3(b), does not purchase and maintain in effect directors’ and officers’ liability insurance, the Corporation shall indemnify and hold harmless the Indemnitee to the full extent of the coverage which would otherwise have been provided by the D&O Insurance.

4.   Defense of Claim. With respect to any action, suit or proceeding described in Section 2, the Corporation may elect to assume the investigation and defense of such action, suit or proceeding with counsel it selects with the consent of the Indemnitee, which consent shall not be unreasonably withheld. After notice to the Indemnitee from the Corporation of its election to assume the investigation and defense, the Corporation shall not be liable to the Indemnitee under this Agreement for any expenses subsequently incurred by the Indemnitee in connection with the investigation and defense other than for services requested by the Corporation or the counsel it selected. The Indemnitee shall have the right to employ its own counsel, but the Expenses incurred by the Indemnitee after notice from the Corporation of its assumption of the investigation and defense shall be at the expense of the Indemnitee. Notwithstanding the foregoing, however, the Indemnitee shall be entitled to separate counsel in any action, suit or proceeding brought by or on behalf of the Corporation or as to which counsel for the Indemnitee reasonably concludes that there is a conflict of interest between the Corporation and the Indemnitee, provided that the Corporation shall not be required to pay the expenses of more than one such separate counsel for persons it is indemnifying in any one action, suit or proceeding.

5.   Advance Payment of Expenses. The Indemnitee’s reasonable Expenses incurred in connection with any action, suit or proceeding described in Section 2 shall be paid by the Corporation as they accrue, and, in any event, within thirty (30) days after the Corporation has received written request therefor from or on behalf of the Indemnitee. The Corporation shall continue to make such payments unless and until there has been a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to be indemnified for such Expenses under this Agreement.

6.   Indemnitee’s Reimbursement. The Indemnitee agrees to reimburse the Corporation for all amounts paid by the Corporation pursuant to Sections 1, 2, 3(c), 4 and 5 of this Agreement in the event and to the extent, but only in the event and only to the extent, that there is a final adjudication by a court of competent jurisdiction establishing that the Indemnitee is not entitled to be so indemnified or to have such Expenses paid by the Corporation.

7.   Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties and settlements but not, however, for all of the total amount, the Corporation shall nevertheless indemnify Indemnitee for the portion to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent the Indemnitee has been successful on the merits or otherwise in defense of any or all claims relating in whole or in part to any event, occurrence or circumstance that is a proper subject for indemnity hereunder or in defense of any issue or matter, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection with those defenses.

8.    Contribution. If the indemnification or payments of Expenses provided by this Agreement should be unavailable or insufficient to hold the Indemnitee harmless, then the Corporation agrees that, for purposes of this Section 8, the Corporation shall be treated as if it were a party to the threatened, pending or completed action, suit or proceeding in which the Indemnitee was involved and that the Corporation shall contribute to the amounts paid or payable by the Indemnitee as a result of Expenses, judgments for both compensatory and punitive damages, fines, penalties and amounts paid in settlement. The amount of contribution provided by this Section 8 shall be determined by (a) the relative benefits accruing to the Corporation on the one hand and the Indemnitee on the other which arose out of the acts or omissions underlying the threatened, pending or completed action, suit or proceeding in which the Indemnitee was involved, (b) the relative fault of the Corporation on the one hand and the Indemnitee on the other in connection with such acts or omissions, and (c) any other equitable considerations appropriate under the circumstances. For purposes of this Section 8, the relative benefits of the Corporation shall be deemed to be the benefits accruing to it and the relative benefit of the Indemnitee shall be deemed to be an amount not greater than the Indemnitee’s compensation from the Corporation plus any personal benefit received from such acts or omissions. The relative fault shall be determined by reference to, among other things, the fault of the Corporation and all of its directors, officers, employees and agents (other than the Indemnitee), as a group and treated as one entity, on the one hand, and the Indemnitee’s and such group’s relative intent, knowledge, access to information and opportunity to have altered or prevented the act or omission on the other hand.

9.   Limitations on Indemnification, Advancement and Contribution. Notwithstanding anything contained in this Agreement to the contrary, the Corporation shall not be liable under this Agreement to make any indemnity payment, advancement of Expenses or Contribution in connection with any action, suit or proceeding:

(a)  to the extent that payment is actually made, or for which payment is available, to or on behalf of the Indemnitee under the directors’ and officers’ liability insurance, except in respect of any amount in excess of the limits of liability of the directors’ and officers’ liability insurance or any applicable deductible for the directors’ and officers’ liability insurance;

(b)  to the extent that payment has or will be made to the Indemnitee by the Corporation otherwise than pursuant to this Agreement;

(c)  to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee derived an improper personal benefit or otherwise breached the Indemnitee’s duty of loyalty to the Corporation or its shareholders;

(d)  to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee committed acts or omissions other than in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, or which involved intentional misconduct or knowing violation of law;

(e)  to the extent relating to the authorization by the Indemnitee of the unlawful payment of a dividend or other unlawful distribution on, or purchase of, the Corporation’s stock;

(f)  to the extent relating to an accounting of profits in fact made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of any state law;

(g)  to the extent payment of which by the Corporation under this Agreement is determined by the final adjudication by a court of competent jurisdiction not to be permitted by applicable law; or

(h)  to the extent relating to a proceeding (or part thereof) initiated by the Indemnitee (other than a proceeding to enforce rights to indemnification) unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.  Enforcement of Indemnitee’s Rights. The Indemnitee shall have the right to enforce this Agreement in any court of competent jurisdiction if the Corporation either fails to indemnify the Indemnitee pursuant to Sections 1, 2 or 3(c) or fails to advance Expenses pursuant to Section 5 within thirty (30) days of the receipt of written request to do so from or on behalf of the Indemnitee. The burden of proof shall be on the Corporation in any such suit to demonstrate by the weight of the evidence that the Indemnitee is not entitled to indemnification or advance payment of Expenses. The Indemnitee’s Expenses incurred in successfully establishing the Indemnitee’s right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Corporation.

11.  Change in Control. The Corporation agrees that if there is a Change in Control (hereinafter defined) of the Corporation (other than a Change in Control which has been approved by a majority of the Corporation’s Board of Directors who were directors immediately prior to such Change in Control), then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and payments of Expenses under this Agreement, the Corporation shall seek legal advice only from special, independent counsel selected by the Indemnitee with the consent of the Corporation (which consent shall not be unreasonably withheld), and who has not otherwise performed services for the Corporation within the last five (5) years (other than in connection with such matters) or the Indemnitee. Such counsel, among other things, shall render a written opinion to the Corporation and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under this Agreement and applicable law. The Corporation agrees to pay the reasonable fees of the special, independent counsel and to fully indemnify such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or counsel’s engagement pursuant hereto.

For purposes of this Agreement, a “Change in Control” will mean if at any time any of the following events will have occurred:

(a)  the Corporation is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;

(b)  the Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or legal person, and as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;

(c)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the Voting Stock then outstanding after giving effect to such acquisition;

(d)  the Corporation files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Corporation has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

(e)  individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease, for any reason, to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to be or have been a member of the Incumbent Board;

provided, however, notwithstanding the foregoing provisions of subparagraphs (c) or (d) above, unless otherwise determined in a specific case by majority vote of the Board, a “Change in Control” shall not be deemed to have occurred for purposes of subparagraphs (c) or (d) solely because (A) the Corporation, (B) a Subsidiary, or (C) any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation or any Subsidiary, either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 35% or otherwise, or because the Corporation reports that a change in control of the Corporation has or will occur in the future by reason of such beneficial ownership.

For purposes of this definition, “Subsidiary” shall mean a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation.

12.  Settlement. The Corporation shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without its written consent, which consent shall not be unreasonably withheld. The Corporation shall not settle any action, suit or proceeding which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent, which consent shall not be unreasonably withheld. In the event that consent is not given and the parties hereto are unable to agree on a proposed settlement, independent legal counsel shall be retained by the Corporation, at its expense, with the consent of the Indemnitee, which consent shall not be unreasonably withheld, for the purpose of determining whether or not the proposed settlement is reasonable under all the circumstances, and if independent legal counsel determines the proposed settlement is reasonable, the settlement may be consummated without the consent of the other party.

13.  Corporation Subrogation Rights. In the event of any payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against any person or organization and the Indemnitee shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights.

14.  Presumptions. For purposes of this Agreement, to the fullest extent permitted by law, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

15.  Non-Exclusive. Nothing in this Agreement shall diminish or otherwise restrict, and this Agreement shall not be deemed exclusive of, the Indemnitee’s rights to indemnification or advancement of Expenses under any provision of the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation or otherwise.

16.  Notice to the Corporation. The Indemnitee shall promptly notify the Corporation of any threatened, pending or completed action, suit or proceeding against the Indemnitee described in Section 2. The failure to notify or promptly notify the Corporation shall not relieve the Corporation from any liability which it may have to the Indemnitee otherwise than under this Agreement, and shall relieve the Corporation from liability hereunder only to the extent the Corporation has been prejudiced.

17.  Notices. Any notice that is required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or deposited in the United States mail, certified or registered mail with proper postage prepaid and addressed:

If to Corporation:

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma 74135

Attention: General Counsel

If to Indemnitee:

Maryann N. Keller

15 Bayberry Lane

Greenwich, Connecticut 06831

or at such other address as the party may furnish to the other party by ten (10) days’ prior written notice.

18.  Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

19.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to the principles of conflicts of laws.

20.   Binding Effect. This Agreement shall be binding upon the Indemnitee and upon the Corporation, its successors and assigns, and shall inure to the benefit of the Indemnitee, the Indemnitee’s heirs, legal and personal representatives, successors and assigns and to the benefit of the Corporation, its successors and assigns. The Corporation shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Corporation, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director of the Corporation or of any other enterprise at the Corporation’s request.

21.  Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CORPORATION:

DOLLAR THRIFTY AUTOMOTIVE GROUP,

ATTEST:	INC., a Delaware corporation

____________________________	By:
Stephen W. Ray, Secretary	Gary L. Paxton

President and Chief Executive
Officer

INDEMNITEE:

MARYANN N. KELLER